Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

RealNetworks, Inc.
Seattle, Washington

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-114088) and Form S-8 (No. 333-63333, 333-128444, 333-42579, 333-147279, 333-172871, and 333-199898) of RealNetworks, Inc. of our report dated February 25, 2022, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ BDO USA, LLP
Spokane, Washington

February 25, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.